EXHIBIT I


                        UNITED STATES DISTRICT COURT
                  FOR THE EASTERN DISTRICT OF PENNSYLVANIA

-------------------------------------------------x
AMP INCORPORATED,                                :
                                                 :
                                 Plaintiff,      :
                   - against -                   :  C.A. No.  98-CV-4405
                                                 :
ALLIEDSIGNAL INC.,                               :
PMA ACQUISITION CORPORATION,                     :
                                                 :
                                 Defendants.     :
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                DEFENDANTS' OPPOSITION TO AMP INCORPORATED'S
                  MOTION FOR LEAVE FOR EXPEDITED DISCOVERY


          AMP Incorporated ("AMP") has asked this Court to order expedited depositions of the seventeen nominees in AlliedSignal Inc.'s ("AlliedSignal") consent solicitation. The purported reason for this expedited discovery is to test the nominees' understanding of their fiduciary duties under Pennsylvania law. (AMP Brf. at 2) AMP, however, can point to no case law or statutory authority for such extraordinary relief. Pennsylvania law does not require an acquiror-affiliated nominee to take an examination on his or her understanding of Pennsylvania fiduciary duty law as a condition for election to a target company's board of directors.

          In fact, under the Pennsylvania Business Corporation Law ("PBCL"), any "natural person of full age" is qualified to serve as the director of a corporation, subject to any additional qualifications prescribed in a company's bylaws. PBCL ss. 1722(a). AMP's Bylaws impose no additional qualifications, providing only that "[d]irectors shall be at least 18 years of age and need not be United States citizens or residents of Pennsylvania or shareholders of the Corporation." Bylaws ss. 2.1. Although the PBCL expressly contemplates the presence of acquiror-affiliated directors on a target company's board of directors, neither the PBCL nor AMP's Bylaws modifies the requirements for such directors let alone requires that interested directors pass a test proving that they "understand" their fiduciary duties.

          Moreover, AMP fails to provide any basis on which to question whether or not, in fact, the nominees understand their fiduciary duties. The nominees are directors and/or senior executives of some of the largest corporations in the United States, and are well-acquainted with the concept of fiduciary duties. In addition, each nominee has signed a statement expressing his or her understanding that, in Pennsylvania, these fiduciary duties are owed solely to AMP as a corporation. (Tab 1) Thus, there is no basis to subject the nominees or AlliedSignal to the imposition and delay that would be caused by the depositions sought by AMP.

          AMP's request for expedited discovery flows from its assertion that, if elected, the nominees will be unable to fulfill their fiduciary duties to AMP. This Court, however, has already recognized that any claim based on whether or not the nominees can fulfill their fiduciary duties to AMP is "premature." (10/8/98 Op. at P. 81.) The Court expressly refused to "speculate that interested directors will not respect their fiduciary duty." (Id. at P. 74.) Consequently, AMP's desired inquiry into the nominees' understanding of their fiduciary duties is similarly premature. If the nominees are elected and fulfill their fiduciary duties to AMP -- which they have pledged to do -- such an inquiry will be unnecessary.

          The issue currently before the Court is whether AlliedSignal has complied with the requirements of the October 8, 1998 Order. At the October 13, 1998 conference, the Court explained that the Order did not require that the nominees be tested on their understanding of Pennsylvania fiduciary duty law. The Court noted that although AMP had made an "argument that [the nominees] apparently don't understand the [fiduciary] duty," the Court has "not required that [the nominees] do more than pledge themselves to it." (10/13/98 Tr. at 42, Tab 2).

          Thus, the only remaining question, which the Court will answer at the hearing scheduled for October 20, 1998, is whether AlliedSignal's disclosures and the nominees' pledges are sufficient to satisfy the October 8 Order. The Court does not need deposition or trial testimony from each of the seventeen nominees to make that determination. In fact, the Court needs only its own Order, AlliedSignal's disclosures and the nominees' pledges. AlliedSignal's compliance is plain from those materials alone.

          Finally, AMP suggests that AlliedSignal and the nominees will suffer no harm if the depositions are allowed to go forward. To the contrary, in addition to the imposition of the deposition process itself on the nominees (who have other companies to run), AMP's "expedited" discovery schedule delays the entire consent solicitation process until at least November 9, 1998. Simple delay itself is "the most potent weapon in a tender-offer fight" and can "seriously impede" or prevent an offer from succeeding. Edgar v. MITE Corp., 457 U.S. 624, 637 n.12 (1982) (plurality opinion) (internal quotation marks and citation omitted). Such delay may cause AMP's shareholders to lose the opportunity to sell their shares to AlliedSignal at a substantial premium to market, and may cause AlliedSignal to lose the unique opportunity to acquire AMP. See, e.g. San Francisco Real Estate Investors v. Real Estate Investment Trust of America, 701 F.2d 1000, 1003 (1st Cir. 1983) (loss of opportunity to obtain control of a corporation is irreparable harm); Kennecott Corp. v. Smith, 637 F.2d 181, 183-84, 188 (3d Cir. 1980) (granting expedited argument and finding irreparable harm because of threat of delay to a tender offer).

          AMP should not be permitted to impose this delay on AlliedSignal when it has no good reason to do so. Accordingly, AlliedSignal respectfully requests that AMP's Motion for Leave for Expedited Discovery be denied.

                                            Respectfully Submitted

                                             /s/ Mary A. McLaughlin
                                            ---------------------------
                                            Mary A. McLaughlin
                                            George G. Gordon
                                            DECHERT PRICE & RHOADS
                                            4000 Bell Atlantic Tower
                                            1717 Arch Street
                                            Philadelphia, PA  19103-2703

                                                   and

                                             /s/ Alexander R. Sussman
                                            ---------------------------
                                            Alexander R. Sussman
                                            Barry G. Sher
                                            FRIED FRANK HARRIS, SHRIVER &
                                            JACOBSON (A Partnership Including
                                            Professional Corporation)
                                            One New York Plaza
                                            New York, NY  10004

Dated: October 19, 1998